                                                                   EXHIBIT 10.16

                    SEPARATION AGREEMENT AND GENERAL RELEASE



         This Separation Agreement and General Release (hereinafter the "Agreement") is made and entered into this 26th day of October, 1994, by and between Cooker Restaurant Corporation, an Ohio corporation (hereinafter "Employer"), and William Z. Esch, (hereinafter "Employee").

1.       In consideration of the promises made by Employer as set forth below:

         (a) Employee hereby resigns as an officer and an employee of the Employer effective as of the close of business on October 26, 1994 and waives all rights to recall, reinstatement, reemployment, and past or future wages from Employer;

         (b) Employee agrees that he will never seek reemployment with Employer, its parent company, its subsidiary companies, or any affiliated company;

         (c) Employee hereby releases and forever discharges Employer, and its parents, subsidiaries and affiliates, from any and all liabilities, obligations, causes of action, claims and rights that Employee has or may have against Employer, whether or not Employee knows of them as of the date hereof, including but not limited to, any claims which arose out of the employment relationship between Employee and Employer;

         (d) The above release specifically discharges any claims or charges of discrimination, including age discrimination, Employee has or may have against Employer;

         (e) Employee hereby covenants and agrees that he will not, directly or indirectly, commence or maintain any action, suit or proceeding concerning any matter as to which he has granted a release herein.

         (f) Employee represents and warrants that he has not assigned, conveyed, transferred or encumbered any cause of action, claim or right that he has or has had in the past against Employer;

         (g) At the request of Employer during the period ending March 31, 1995, Employee shall make himself available on reasonable notice at reasonable times and places in Columbus, Ohio designated by Employer to perform consulting services based upon his knowledge of Employer's business and at no cost or expense to Employee or Employer, up to a maximum of five (5) hours per month;

         (h) Employee shall hold in a fiduciary capacity for the benefit of Employer for all time any secret or confidential information, knowledge or data, including all software and special computer programs, relating to Employer or any affiliates or their respective businesses, which were obtained or was learned during his employment with Employer or its affiliates, unless Employee can demonstrate that he knew by objective means that such information was in the public domain before he disclosed it, or he had obtained prior written consent from Employer's chief executive officer;

         (i) Employee shall not disparage Employer, its affiliates or their respective businesses, business methods, executives, agents or employees, and Employee shall not, and shall not cause, instigate, solicit nor encourage any other person, to file, maintain or prosecute any action or claim of any type against Employer, its affiliates or its officers or agents;

         (j) During the period that ends on the second anniversary of the date of this Agreement, Employee shall not solicit, persuade or attempt to solicit or persuade, for his own benefit or on behalf of another, any person who is or was employed by Employer at any time during Employee's tenure of employment to resign from or otherwise terminate employment with Employer;

         (k) Employee releases and waives all claims and rights he has or may have in the future under the Contingent Employment Agreement dated January 16, 1990 between the Employee and the Employer; and

         (l) Employee hereby represents and warrants to Employer that Employee has not, as an officer or employee of Employer, knowingly caused or allowed Employer to incur any obligation or liability, whether liquidated, contingent, contractual or otherwise, that was not duly authorized by its board of directors and was not fully disclosed to its independent accountants and reflected in the books and records of Employer.

2.       In consideration of the promises made by Employee as set forth above:

         (a) Employer shall pay Employee through October 26, 1995, payments equal to Employee's current bi-weekly compensation less all tax, FICA and other payroll deductions, as a separation payment;

         (b) Employer shall not oppose a claim for Ohio unemployment compensation filed by Employee, but shall report in response to OBES inquiry any amounts paid under this Agreement;

         (c) Employee's last day of employment for all purposes shall be October 26, 1994.

         (d) Employee shall be able to purchase health insurance benefits on a COBRA basis, but shall be solely responsible for the cost thereof;

         (e) Employer shall pay Employee the previously unpaid portion of his regular base salary through the end of his last day of employment by mailing him a check payable to his order in the amount of such base salary, less all legally required or Employee authorized deductions, at the end of the current payroll period. Further, Employee shall be eligible to receive a payments under the Employer's incentive bonus plan for the second half of 1994 which will be determined on the basis of his 1994 incentive compensation level of 40% and the par percentage determined for the second half of 1994 by the Compensation Committee for all executive officers and prorated for the number of days between the beginning of the second half of fiscal 1994 and October 26, 1994; and

         (f) Employee was granted stock options under the Employer's Stock Option Plan described on Schedule A hereto; Employer hereby agrees that all options which are vested and exercisable as of the date hereof shall continue to be vested and exercisable, subject to the express terms thereof, except that such options shall not lapse and terminate by reason of the termination of the Employee's employment by the Employer and, with respect to those options granted on October 14, 1991 and thereafter, that they will continue to vest and become exerciseable as if the Employee continued to be employed by the Employer through October 26, 1995 and that all options which have vested and become exercisable as of October 26, 1995 will not lapse and terminate by reason of the termination of Employee's employment by the Employer pursuant to the terms of this Agreement but will become vested and exercisable, subject to the other express terms of the original option grants. Any options which have not vested and become exercisable as of October 26, 1995 shall lapse and terminate on that date. Employer will provide Employee with a copy of the resolutions of the Compensation Committee of its Board of Directors which approved this Agreement within thirty (30) days after the date hereof; and

         (g) Employer hereby releases and forever discharges Employee from any and all liabilities, obligations, causes of action, claims and rights that Employer has or may have against Employee, whether or not Employer knows of them as of the date hereof;

         (h) Employer hereby covenants and agrees that it will not, directly or indirectly, commence or maintain any action, suit or proceeding concerning any matter as to which it has granted a release herein.

3. It is understood and agreed by all parties that this Agreement is a settlement of doubtful and disputed claims and it or the fact of settlement does not constitute an admission of liability or wrongdoing on the part of Employer, under any state or federal statute, common law or regulation. It purely represents an offer of compromise.

4. Except to the extent necessary to enforce this Agreement, it is further agreed that neither it nor any part of it is to be used or admitted into evidence in any proceeding of any char-acter, judicial or otherwise, now pending or otherwise instituted, except as provided at Paragraph 9 below.

5. All parties intend that this Agreement will be legally binding upon themselves, their relatives or affiliates (by blood or legal relationship), estates, heirs, personal representatives and/or assigns.

6. The parties understand that any vested rights Employee may have under Employer's investment or retirement plans, other than those specifically referenced above, are excluded from the scope of this Agreement and are not terminated or released by it. No right or obligation created by this Agreement is discharged by reason of any release or covenant not to sue set forth herein.

7. All parties affirm that the only consideration for signing this Agreement are the terms stated herein, that no other promises or agreement of any kind have been made to or with any of the parties or any other person or entity whatsoever, and that they fully understand the meaning and intent of this instrument.

8. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this instrument shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9. Both parties agree that such parties shall hold all events, transactions and occurrences involving the the other party and the terms, provisions and conditions of this Agreement as strictly confidential information, which shall not be reported, divulged, publicized or in any way revealed to any person, corporation, agency or entity not a party to this agreement, except attorneys and immediate family or otherwise as required by law or the regulations of the Securities and Exchange Commission and the New York Stock Exchange and for purposes of reporting taxes or filing for unemployment compensation. Employer will issue to Employee, and to any person inquiring about Employee, the letter attached hereto as Exhibit B.
         All references and communications made by Employer or any of its officers, directors, employees, agents or represenatives with respect to Employee shall state only the information set forth in Exhibit B. The parties shall prepare a mutually acceptable joint press release regarding Employee's employment and his resignation, which press release shall be utilized for public dissemination. Employer may file a copy of this Agreement with the Securities and Exchange Commission and the New York Stock Exchange and make disclosures concerning this Agreement as required by their regulations.

10. Employee understands that Section 1 above includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. He understands that this Agreement and the Release do not waive rights or claims that arise after the date of its execution shown below. Further, Employee acknowledges he has been advised on October 12, 1994 by the Employer that he may consult with legal counsel regarding this Agreement and the Release, and that he may be represented or accompanied by a nonlawyer representative during discussions. Employee acknowledges that he has consulted with legal counsel before signing this Agreement.

11. Employee acknowledges he may have at least twenty-one (21) days to review and consider this Agreement and the Release if he desires; and, as a result, enters into this Agreement and Release willingly and voluntarily.

12. Employee is aware as of the date of execution of this document that he has seven (7) days beyond that date below during which he may notify Employer that he revokes the Agreement and Release. Upon such notification by Employee, this document becomes null and void and shall have no force or effect as to either party. In the above event, Employee will forfeit all money and other benefits of this instrument and the stock options listed on Schedule A hereto will terminate and lapse in accordance with their terms.

13. For federal, state, and local income tax reporting and withholding purposes, Employer shall treat the entire amount paid to Employee under paragraph 2(a) above as the payments of wages subject to federal, state, and local withholding taxes. In so characterizing the payments as wages, Employer is not intending to make any representation regarding the appropriate tax treatment of the payments as wages or as damages for personal injuries. Employer understands that Employee may claim that $0 of the payments are not subject to federal income taxation because such amount is excludable from income under Internal Revenue Code Section 104(a)(2) as damages for personal injury, and Employer will not dispute such a claim.

14. This Agreement and General Release and the representations herein constitute the entire understanding and agreement between the parties hereto.


WITNESS:                            EMPLOYEE:



/s/ Lawrence F. Feheley             /s/ William Z. Esch
-----------------------             -------------------
                                    William Z. Esch


DATE:      October 26, 1994


WITNESS:                            EMPLOYER:




/s/  Margaret A. Epperson           /s/ G. Arthur Seelbinder
-------------------------           ------------------------
                                    G. Arthur Seelbinder,
                                    President and CEO


DATE:      October 26, 1994

                                                                      SCHEDULE A


                             EXERCISE           NUMBER OF SHARES         VESTED AS OF           VESTED AS OF
      GRANT DATE             PRICE ($)                                     10/21/94               10/24/94
       10/18/89                4.41                    1,666                  1,666                 1,666

       10/16/90                4.035                   6,666                  6,666                 6,666

       10/14/91               11.185                  30,000                 22,500                30,000

        1/18/93               21.75                   10,000                  2,500                 5,000

        1/17/94               12.875                  10,000                      0                 2,500